Filed Pursuant to Rule 424(b)(2)
Registration No. 333-215290

PROSPECTUS

$150,000,000

Common Shares

Warrants

Units

We may offer and issue from time to time common shares or warrants or any combination of those securities, either individually or in units, up to an aggregate initial offering price of $150,000,000, in one or more transactions under this prospectus. The securities may be offered in amounts, at prices and on terms to be determined based on market conditions at the time of sale and set forth in an accompanying prospectus supplement.

This prospectus provides you with a general description of the securities that we may offer. Each time we offer securities, we will provide you with a prospectus supplement that describes specific information about the particular securities being offered and may add, update or change information contained or incorporated by reference in this prospectus. You should read both this prospectus and the applicable prospectus supplement, together with the additional information that is incorporated by reference into this prospectus and the applicable prospectus supplement.

Our common shares are listed on the NASDAQ Global Market under the symbol “ABUS”. On January 19, 2017, the closing price of our common shares on NASDAQ was $2.55 per share.

Investing in our securities involves a high degree of risk. You should carefully read the ‘‘Risk Factors’’ section of this prospectus beginning on page 2.

These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities regulatory authority, nor has the SEC or any state securities regulatory authority passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 19, 2017.

TABLE OF CONTENTS

ABOUT THIS PROSPECTUS	1
RISK FACTORS	2
FORWARD-LOOKING STATEMENTS	2
ENFORCEABILITY OF CIVIL LIABILITIES	4
ARBUTUS BIOPHARMA CORPORATION	5
USE OF PROCEEDS	5
DESCRIPTION OF SHARE CAPITAL, WARRANTS AND RELATED INFORMATION	6
CONSOLIDATED CAPITALIZATION	8
PRICE RANGE AND TRADING VOLUME	8
PRIOR SALES	8
PLAN OF DISTRIBUTION	10
MATERIAL INCOME TAX CONSIDERATIONS	10
LEGAL MATTERS	11
EXPERTS AND TRANSFER AGENT	11
WHERE YOU CAN FIND ADDITIONAL INFORMATION	11
INCORPORATION BY REFERENCE	11

i

ABOUT THIS PROSPECTUS

This prospectus is a part of a registration statement that we have filed with the SEC utilizing a “shelf” registration process. Under this shelf registration process, we may sell any combination of the securities described in this prospectus, either individually on in units, in one or more offerings up to an aggregate initial offering price of $150,000,000.

This prospectus provides you with a general description of the securities that we may sell under this prospectus. Each time we sell securities, we may also provide a prospectus supplement that may include, where applicable, specific information about the terms of that offering. If there is any inconsistency between the information in this prospectus and any applicable prospectus supplement, you should rely on the information in the prospectus supplement. Where required by statute, regulation or policy, and where securities are offered in currencies other than U.S. dollars, appropriate disclosure of foreign exchange rates applicable to those securities will be included in the prospectus supplement describing those securities.

We may also prepare free writing prospectuses to describe the terms of particular sales of securities, which terms may vary from those described in any prospectus supplement. You therefore should carefully review any free writing prospectus in connection with your review of this prospectus and any applicable prospectus supplement.

Please carefully read both this prospectus and any prospectus supplement, together with the documents incorporated by reference into this prospectus and any prospectus supplement, and the additional information described below under “Where You Can Find Additional Information”. This prospectus contains summaries of certain provisions contained in some of the documents described in this prospectus, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to in this prospectus have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find Additional Information”.

You should rely only on the information contained in or incorporated by reference into this prospectus and any prospectus supplement. We have not authorized anyone to provide you with different information. The distribution or possession of this prospectus in or from certain jurisdictions may be restricted by law. This prospectus is not an offer to sell any securities and is not soliciting an offer to buy securities in any jurisdiction where the offer or sale is not permitted or where the person making the offer or sale is not qualified to do so or to any person to whom it is not permitted to make such offer or sale. The information contained in this prospectus is accurate only as of the date of this prospectus and any information incorporated by reference into this prospectus is accurate only as of the date of the applicable document incorporated by reference, regardless of the time of delivery of this prospectus or of any sale of the securities. Our business, financial condition, results of operations and prospects may have changed since that date.

As used in this prospectus and in any prospectus supplement, unless the context otherwise requires, the terms “Arbutus,” the “Company,” “we,” “us,” and “our” refer to Arbutus Biopharma Corporation, and, unless the context requires otherwise, the subsidiaries through which it conducts business.

Unless stated otherwise or if the context otherwise requires, all references to dollar amounts in this prospectus and any prospectus supplement are references to U.S. dollars.

RISK FACTORS

An investment in our securities involves a significant degree of risk. You should carefully consider the risk factors and all of the other information included in this prospectus, any prospectus supplement, the documents we have incorporated by reference into this prospectus and any prospectus supplement, and in any related free writing prospectus, including those in Item 1A “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, as updated by annual, quarterly and other reports and documents we file with the SEC after the date of this prospectus and that are incorporated by reference into this prospectus, in evaluating an investment in our securities. If any of these risks were actually to occur, our business, financial condition or results of operations could be materially adversely affected. When we offer and sell any securities pursuant to a prospectus supplement, we may include in the applicable prospectus supplement additional risk factors relevant to those securities.

FORWARD-LOOKING STATEMENTS

This prospectus, including the documents incorporated by reference into this prospectus, contains “forward-looking statements” or “forward-looking information” within the meaning of applicable securities laws (we collectively refer to these items as “forward-looking statements”). Forward-looking statements are generally identifiable by use of the words “believes,” “may,” “plans,” “will,” “anticipates,” “intends,” “budgets,” “could,” “estimates,” “expects,” “forecasts,” “projects” and similar expressions that are not based on historical fact or that are predictions of or indicate future events and trends, and the negative of such expressions. Forward-looking statements in this prospectus, including the documents incorporated by reference, include statements about, among other things:

•	our strategy, future operations, clinical trials, prospects and the plans of management;

•	our product development programs in connection with developing and commercializing a cure for patients suffering from chronic hepatitis B, or “HBV”, infection;

•	our non-HBV product development programs;

•	the timing for commencement and results of clinical trials for our products;

•	the timing for completing pre-clinical work and filing Investigational New Drug applications;

•	potential government funding sources for new therapeutic strategies and our exploration and leveraging of these partnership opportunities;

•	ongoing advances in technologies;

•	the generation of data and the expectation of identifying another development candidate;

•	the potential quantum of value of the transactions contemplated in our partnership, licensing, and option agreements;

•	the use of lipid nanoparticle, which we refer to as “LNP”, technology by our licensees and expected milestone and royalty payments from commercial sales of our product development partners;

•	on-going arbitration and litigation proceedings;

•	statements with respect to revenue and expense fluctuation and guidance; and

•	the amount and timing of potential funding.

With respect to the forward-looking statements contained in this prospectus and the documents incorporated by reference into this prospectus, we have made numerous assumptions regarding, among other things:

•	LNP’s status as a leading RNAi, or ribonucleic acid interference, delivery technology;

•	our research and development capabilities and resources;

•	the effectiveness of our products as a treatment for cancer, chronic Hepatitis B infection, infectious disease, alcohol use disorder, or other diseases;

•	the timing and obtaining of regulatory approvals for the clinical development of our products;

•	the use of LNP technology by our development partners and licensees and subsequent timing and results of clinical data releases;

•	the time required to complete research and product development activities;

•	the timing and amounts of payments to be received or paid under contracts with our partners;

•	our financial position and our ability to execute our business strategy; and

•	our ability to obtain and protect intellectual property rights and operate without infringing on the intellectual property rights of others.

While we consider these assumptions to be reasonable, these assumptions are inherently subject to significant business, economic, competitive, market and social uncertainties and contingencies.

Additionally, there are known and unknown risk factors that could cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements contained in this prospectus, including the documents incorporated by reference into this prospectus. Known risk factors include, among others:

•	our products may not prove to be effective or as potent as currently believed;

•	completion of preclinical work and Investigational New Drug applications may not occur as currently anticipated, or at all;

•	we may never identify another product development candidate;

•	anticipated studies and submissions to the U.S. Food and Drug Administration may not occur as currently anticipated, or at all;

•	anticipated pre-clinical and clinical trials may be more costly or take longer to complete than anticipated, and may never be initiated or completed, or may not generate results that warrant future development of the tested drug candidate;

•	we may not receive the necessary regulatory approvals for the clinical development of our products;

•	we may lose arbitration or litigation proceedings to which we are party;

•	our development partners and licensees conducting clinical trial, development programs and joint venture strategic alliances may not result in expected results on a timely basis, or at all;

•	anticipated payments under contracts with our collaborative partners may not be received by us on a timely basis, or at all, or in the expected quantum;

•	there may be no further advancements in next-generation LNP technologies;

•	the FDA may refuse to approve our products, or place restrictions on our ability to commercialize our products;

•	we may face competition from other pharmaceutical or biotechnology companies and the possibility that other organizations have made advancements in RNAi delivery technology of which we are not aware;

•	payments received from third parties may not be sufficient to fund our continued business plan as currently anticipated;

•	future operating results are uncertain and likely to fluctuate;

•	we may not be able to raise additional financing required to fund further research and development, clinical studies, and obtain regulatory approvals, on commercially acceptable terms or at all;

•	economic and capital market conditions may worsen;

•	we may become subject to product liability or other legal claims for which we have made no accrual in our financial statements; and

•	our cash runway and cash position may be substantially less than projected and may be less than required to continue current operations.

More detailed information about these and other factors is included in this prospectus under the section entitled “Risk Factors” and in the documents incorporated by reference into this prospectus. Although we have attempted to identify factors that could cause actual actions, events or results to differ materially from those described in forward-looking statements, there may be other factors that cause actions, events or results not to be as anticipated, estimated or intended. Forward-looking statements are based upon our beliefs, estimates and opinions at the time they are made and we undertake no obligation to update forward-looking statements if these beliefs, estimates and opinions or circumstances should change, except as required by applicable law. There can be no assurance that forward-looking statements will prove to be accurate, as actual results and future events could differ materially from those anticipated in such statements. Accordingly, readers should not place undue reliance on forward-looking statements.

ENFORCEABILITY OF CIVIL LIABILITIES

We and our wholly-owned subsidiary, Protiva Biotherapeutics, Inc., are each incorporated under the laws of the Province of British Columbia, Canada, and a substantial portion of our assets are located outside the United States. In addition, some of our directors and officers are nationals or residents of countries other than the United States, and all or a substantial portion of such persons’ assets are located outside the United States. We have appointed Arbutus Biopharma, Inc. as our agent for service of process in the United States, but it may be difficult for holders of securities who reside in the United States to effect service within the United States upon those directors, officers and experts who are not residents of the United States. Additionally, it may not be possible for you to enforce judgments obtained in U.S. courts based upon the civil liability provisions of the U.S. federal securities laws or other laws of the United States. In addition, there is doubt as to whether an original action could be brought in Canada against us or our directors or officers based solely upon U.S. federal or state securities laws and as to the enforceability in Canadian courts of judgments of U.S. courts obtained in actions based upon the civil liability provisions of U.S. federal or state securities laws.

ARBUTUS BIOPHARMA CORPORATION

This summary does not contain all the information about us that may be important to you. Please carefully read both this prospectus and any prospectus supplement together with the additional information contained in or incorporated by reference into this prospectus and any prospectus supplement.

Arbutus Biopharma Corporation, formerly known as Tekmira Pharmaceuticals Corporation, was incorporated under the Business Corporations Act (British Columbia), on October 6, 2005 and commenced active business on April 30, 2007 when Arbutus and its parent company, Inex Pharmaceuticals Corporation, were reorganized under a statutory plan of arrangement completed under the provisions of the BCBCA. The reorganization saw Inex’s entire business transferred to and continued by Arbutus.

On July 31, 2015, Tekmira Pharmaceuticals Corporation changed its name to Arbutus Biopharma Corporation.

Our head office is located at 100-8900 Glenlyon Parkway, Burnaby, British Columbia, Canada, V5J 5J8. Our registered and records office is located at 700 West Georgia St, 25th Floor, Vancouver, British Columbia, Canada, V7Y 1B3. We maintain a website at www.arbutusbio.com. Information contained on our website is not part of this prospectus.

USE OF PROCEEDS

Unless otherwise specified in a prospectus supplement, the net proceeds that we receive from the sale of our securities will be used for working capital and general corporate purposes, including, but not limited to, progressing our research and development programs, supporting our clinical programs and manufacturing activities, and advancing and protecting our LNP technology.

More specific allocations may be included in a prospectus supplement relating to a specific offering of securities. All expenses relating to an offering of securities and any compensation paid to underwriters, dealers or agents, as the case may be, will be paid out of our general funds, unless otherwise stated in the applicable prospectus supplement.

DESCRIPTION OF SHARE CAPITAL, WARRANTS AND RELATED INFORMATION

The descriptions below of our share capital, warrants and related information are summaries and are qualified by reference to documents incorporated by reference to the registration statement of which this prospectus is a part.

Authorized Capital

Our authorized share capital consists of an unlimited number of common shares, no par value, of which 54,841,506 were issued and outstanding as at January 10, 2017, and an unlimited number of preferred shares, no par value, of which none were issued and outstanding as at January 10, 2017. None of our common shares are held by us or on behalf of us.

Common Shares

The holders of our common shares are entitled to receive notice of any meeting of our shareholders and to attend and vote thereat, except those meetings at which only the holders of shares of another class or of a particular series are entitled to vote. Each common share entitles its holder to one vote. There are no cumulative voting rights. Subject to the rights of the holders of preferred shares, the holders of common shares are entitled to receive on a pro rata basis such dividends as our board of directors may declare out of funds legally available for payment of dividends. In the event of the dissolution, liquidation, winding-up or other distribution of our assets, those holders are entitled to receive on a pro rata basis all of our assets remaining after payment of all of our liabilities, subject to the rights of holders of preferred shares. Our common shares carry no pre-emptive or conversion rights.

Preferred Shares

We may issue preferred shares from time to time in one or more series, each series comprising the number of shares, designation, rights, privileges, restrictions and conditions determined by our board of directors. Our preferred shares are entitled to priority over our common shares with respect to the payment of dividends and distributions in the event of our dissolution, liquidation or winding-up. The holders of our preferred shares are entitled to receive notice of any meeting of shareholders and to attend and vote at those meetings, except as otherwise provided in the rights and restrictions attached to the preferred shares by our board of directors.

Dividend Policy

We have not paid any dividends since our incorporation. At the discretion of our board of directors, we will consider paying dividends in future as our operational circumstances may permit having regard to, among other things, our earnings, cash flow and financial requirements. It is the current policy of our board of directors to retain all earnings to finance our business plan.

Description of Warrants

The following description of the terms of warrants provides some general terms and provisions of warrants in respect of which a prospectus supplement may be filed. This summary is not complete. The particular terms and provisions of warrants offered by any prospectus supplement, and the extent to which the general terms and provisions described below may apply to them, will be described in the applicable prospectus supplement. Warrants may be offered separately or in combination with common shares.

The description of general terms and provisions of warrants described in any prospectus supplement will include, but is not limited to, where applicable:

•	the designation and aggregate number of warrants offered;
•	the price at which the warrants will be offered;
•	the currency or currencies in which the warrants are denominated;

•	the number of common shares that may be purchased on the exercise of the warrants and conditions and procedures that will result in an adjustment of that number;
•	the exercise price of the warrants and the dates or periods during which the warrants are exercisable;
•	any minimum or maximum amount of warrants that may be exercised at any one time;
•	any terms, procedures and limitations relating to the transferability, exchange or exercise of the warrants; and
•	any other material terms of the warrants.

If the warrants are issued pursuant to warrant agreements or warrant indentures, we will so specify in the prospectus supplement relating to the warrants being offered pursuant to the prospectus supplement. We will file any warrant agreement or warrant indenture with the SEC and incorporate them by reference as an exhibit to the registration statement of which this prospectus is a part, on or before the time we issue a series of warrants.

Each warrant will entitle the holder to acquire such number of common shares at such exercise price and in accordance with such terms as shall in each case be set forth in, or be determinable as set forth in, the prospectus supplement relating to the warrants offered by the prospectus supplement. Warrants may be exercised at any time up to the close of business on the expiration date set forth in the prospectus supplement relating to the warrants offered thereby. After the close of business on the expiration date, unexercised warrants will become void.

The warrants may be exercised as set forth in the prospectus supplement relating to the warrants offered thereby. Upon receipt of payment and the taking of other action specified in the applicable prospectus supplement, we will, as soon as practicable, forward the securities purchasable upon exercise. If less than all of the warrants represented by such warrant certificate are exercised, a new warrant certificate will be issued for the remaining warrants.

Before the exercise of their warrants, holders of warrants will not have any of the rights of holders of common shares. Therefore, holders of warrants will not be entitled, by virtue of being such holders, to vote, consent, receive dividends, receive notice as shareholders with respect to any meeting of shareholders for the election of our directors or any other matter, or to exercise any rights whatsoever as our shareholders. We reserve the right to include in a prospectus supplement specific terms of the warrants that are not within the options and parameters described in this prospectus. In addition, to the extent that any particular terms of the warrants described in a prospectus supplement differ from any of the terms described in this prospectus, the description of those terms included in this prospectus shall be deemed to have been superseded by the description of the differing terms set forth in such prospectus supplement with respect to such warrants.

Description of Units

We may issue units comprised of one or more of the securities described in this prospectus in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement, if any, under which a unit is issued may provide that the securities comprising the unit may not be held or transferred separately, at any time or at any time before a specified date.

The particular terms and provisions of units offered by any prospectus supplement, and the extent to which the general terms and provisions described below may apply thereto, will be described in the prospectus supplement filed in respect of such units. This description will include, where applicable:

•	the designation and aggregate number of units offered;
•	the price at which the units will be offered;
•	the currency or currencies in which the units are denominated;
•	the terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;
•	the number of securities that may be purchased upon exercise of each unit and the price at which the currency or currencies in which that amount of securities may be purchased upon exercise of each unit;

•	any provisions for the issuance, payment, settlement, transfer, adjustment or exchange of the units or of the securities comprising the units; and
•	any other material terms of the units.

We reserve the right to set forth in a prospectus supplement specific terms of the units that are not within the options and parameters set forth in this prospectus. In addition, to the extent that any particular terms of the units described in a prospectus supplement differ from any of the terms described in this prospectus, the description of such terms set forth in this prospectus shall be deemed to have been superseded by the description of the differing terms set forth in such prospectus supplement with respect to such units.

CONSOLIDATED CAPITALIZATION

Other than as set out in this prospectus under “Prior Sales”, there have been no material changes in our share capitalization since September 30, 2016.

As a result of issuance(s) of securities under this prospectus, our share capital may be increased by up to a maximum of $150,000,000.

PRICE RANGE AND TRADING VOLUME

The following table sets forth, for the 12-month period prior to the date of this prospectus, the reported high and low prices and the average volume of trading of our common shares on NASDAQ.

Month Ended	NASDAQ High (US$)	NASDAQ Low (US$)	Aggregate Trading Volume
January 31, 2017(1)	$3.01	$2.36	4,084,000
December 31, 2016	$3.25	$2.35	9,904,000
November 30, 2016	$3.20	$2.45	6,095,900
October 31, 2016	$3.56	$2.81	2,752,400
September 30, 2016	$4.01	$3.36	2,787,200
August 31, 2016	$4.49	$3.54	2,284,700
July 31, 2016	$4.30	$3.40	2,537,800
June 30, 2016	$4.15	$3.09	4,822,400
May 31, 2016	$4.96	$3.82	2,613,300
April 30, 2016	$5.48	$4.04	4,799,300
March 31, 2016	$4.40	$3.10	4,108,100
February 29, 2016	$3.29	$2.72	3,903,900
January 31, 2016	$4.71	$3.12	6,401,300

(1)	Through January 19, 2017.

PRIOR SALES

Except as disclosed below, no other common shares or securities exchangeable or convertible into common shares have been issued during the 12-month period preceding the date of this prospectus.

The following table summarizes the issuances by us of stock options within the 12-month period preceding the date of this prospectus.

Date of Grant	Number of Options	Exercise Price
March 15, 2016	1,540,099	$3.94
May 7, 2016	2,000	$4.15
June 3, 2016	49,500	$3.99
June 7, 2016	1,000	$4.14
June 17, 2016	17,000	$3.28
June 28, 2016	15,000	$3.34
August 9, 2016	1,500	$3.98
September 14, 2016	110,000	$3.70
September 19, 2016	7,000	$3.73
November 18, 2016	4,750	$2.70
November 23, 2016	750	$2.70
November 28, 2016	6,000	$2.65
December 7, 2016	35,000	$3.05

The following table summarizes the issuances by us of our common shares pursuant to the exercise of stock options within the 12-month period preceding the date of this prospectus. Our stock options are denominated in both Canadian and U.S. dollars. For presentation purposes, our Canadian dollar denominated stock options have been converted to U.S. dollars using the average exchange rate in the month of exercise.

Date of Exercise	Number of Options	Exercise Price
January 8, 2016	20,000	$1.69
January 8, 2016	20,000	$1.20
January 8, 2016	15,000	$3.62
May 6, 2016	50	$2.88
May 6, 2016	500	$1.62
August 2, 2016	30,000	$2.31
August 10, 2016	75	$3.61
August 10, 2016	500	$1.62
August 16, 2016	675	$0.34
August 16, 2016	13,503	$0.34

The following table summarizes the issuances by us of our common shares pursuant to the exercise of warrants within the 12-month period preceding the date of this prospectus. Our warrants are denominated in Canadian dollars. For presentation purposes, our warrants have been converted to U.S. dollars using the average exchange rate in the month of exercise.

Date of Exercise	Number of Warrants	Number of Shares Issued	Exercise Price
May 4, 2016	5,100	5,100	$2.59
May 5, 2016	1,500	1,500	$2.59
May 27, 2016	10,000	10,000	$2.59
May 31, 2016	750	750	$2.59
June 1, 2016	128,150	128,150	$2.60
June 1, 2016	500	500	$2.60
June 1, 2016	2,000	2,000	$2.60
June 16, 2016	12,500	12,500	$2.60
June 16, 2016	5,000	5,000	$2.60
June 16, 2016	5,000	5,000	$2.60

PLAN OF DISTRIBUTION

We may sell securities to or through underwriters or dealers, and also may sell securities to one or more other purchasers directly or through agents, including sales pursuant to ordinary brokerage transactions and transactions in which a broker-dealer solicits purchasers. Underwriters may sell securities to or through dealers. Each prospectus supplement for a particular offering of securities will set forth the terms of the offering, including:

•	the name or names of any underwriters, dealers, or agents;
•	the purchase price of, and form of consideration for, the securities and the proceeds to us;
•	any delayed delivery arrangements;
•	any underwriting commissions, fees, discounts and other items constituting underwriters’ compensation;
•	the offering price for the securities (or the manner of determination of the offering price if offered on a non-fixed price basis);
•	any discounts or concessions allowed or re-allowed or paid to dealers;
•	the expected delivery date of the sale of the offered securities; and
•	any securities exchanges on which the securities may be listed.

The securities may be sold, from time to time, in one or more transactions at a fixed price or prices that may be changed or at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale, or at negotiated prices, including sales made directly on NASDAQ or other existing trading markets for the securities. We may engage in at-the-market offerings of our securities and in transactions that are deemed to be “at-the-market distributions” as defined in Canadian National Instrument 44-102, Shelf Distributions. The prices at which the securities may be offered may vary as between purchasers and during the period of distribution. If, in connection with the offering of securities at a fixed price or prices, the underwriters have made a bona fide effort to sell all of the securities at the initial offering price fixed in the applicable prospectus supplement, the public offering price may be decreased and thereafter further changed, from time to time, to an amount not greater than the initial public offering price fixed in such prospectus supplement, in which case the compensation realized by the underwriters will be decreased by the amount that the aggregate price paid by purchasers for the securities is less than the gross proceeds paid by the underwriters to us.

Underwriters, dealers and agents who participate in the distribution of the securities may be entitled under agreements to be entered into with us to indemnification by us against certain liabilities, including liabilities under the Securities Act of 1933, or to contribution with respect to payments that such underwriters, dealers or agents may be required to make in respect thereof. Such underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

In connection with any offering of securities, other than an at-the-market offering, the underwriters may over-allot or effect transactions that stabilize or maintain the market price of the securities offered at a level above that which might otherwise prevail in the open market. Such transactions, if commenced, may be discontinued at any time.

MATERIAL INCOME TAX CONSIDERATIONS

The applicable prospectus supplement may describe material U.S. federal income tax consequences of the acquisition, ownership and disposition of any of the securities offered by this prospectus by an investor who is subject to U.S. federal taxation.

The applicable prospectus supplement may also describe material Canadian federal income tax considerations generally applicable to investors described therein of purchasing, holding and disposing of the applicable securities, including, in the case of an investor who is not a resident of Canada, Canadian non-resident withholding tax considerations.

LEGAL MATTERS

Unless otherwise specified in a prospectus supplement, certain legal matters relating to the securities will be passed upon for us by Dorsey & Whitney LLP, Vancouver, B.C., Canada and Seattle, Washington, with respect to matters of United States law, and Farris, Vaughan, Wills & Murphy LLP, Vancouver, B.C., Canada, with respect to matters of Canadian law.

EXPERTS AND TRANSFER AGENT

Our consolidated financial statements as of December 31, 2015 and December 31, 2014 and for each of the years in the three-year period ended December 31, 2015, have been audited by KPMG LLP as set forth in their reports thereon and incorporated herein by reference.

Such consolidated financial statements have been incorporated by reference herein in reliance upon the report of KPMG LLP, and upon the authority of said firm as experts in accounting and auditing.

Our transfer agent and registrar is Canadian Stock Transfer Company Inc. (formerly CIBC Mellon Trust Company of Canada) at its offices in Vancouver, British Columbia. Canada.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are subject to the information requirements of the Securities Exchange Act of 1934 and, accordingly, we file reports with and furnish other information to the SEC. We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933 with respect to the securities offered by this prospectus. This prospectus does not contain all of the information contained in the registration statement that we filed. For further information regarding us and the securities covered by this prospectus, you may desire to review the full registration statement, including its exhibits. The registration statement, including its exhibits, as well as the documents that we file with the SEC, may be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling 1-800-SEC-0330. Copies of such materials are also available by mail from the Public Reference Branch of the SEC at 100 F Street, N.E., Washington, D.C. 20549 at prescribed rates. In addition, the SEC maintains a website (http://www.sec.gov) from which interested persons can electronically access the registration statement, including the exhibits to the registration statement.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information we file with the SEC. This means that we can disclose important information to you by referring you to those documents.

We incorporate by reference into this prospectus the documents listed below:

(a)	our Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC on March 9, 2016;

(b)	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, filed on May 4, 2016;

(c)	our Quarterly Report on Form 10-Q for the quarter ended June 30, 2016, filed on August 4, 2016;

(d)	our Quarterly Report on Form 10-Q for the quarter ended September 30, 2016, filed on November 3, 2016, as amended on December 22, 2016;

(e)	our Current Reports on Form 8-K filed on January 11, 2016; February 4, 2016; March 3, 2016; March 8, 2016; March 30, 2016; April 14, 2016; April 22, 2016; April 25, 2016; April 27, 2016; April 29, 2016; May 3, 2016; May 25, 2016; June 1, 2016; June 3, 2016; June 8, 2016; June 30, 2016; July 18, 2016; July 19, 2016; August 8, 2016; August 10, 2016; August 19, 2016; September 13, 2016; September 28, 2016; September 29, 2016; October 3, 2016 (2 separate filings); October 6, 2016; November 14, 2016; and December 12, 2016;

(f)	our definitive proxy statement on Schedule 14A filed with the SEC on April 8, 2016; and

(g)	the description of our common shares contained in our registration statement on Form 8-A filed with the SEC on November 4, 2010, including any amendment or report filed for purposes of updating such description.

In addition, all documents filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this prospectus but before the termination of the offering of the securities covered by this prospectus, are hereby incorporated by reference into this prospectus.

We have not authorized anyone to provide you with any different or additional information other than that contained in or incorporated by reference into this prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any information that others may provide.

Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

The documents incorporated by reference into this prospectus are available from us upon request. We will provide a copy of any and all of the information that is incorporated by reference into this prospectus to any person, including a beneficial owner, to whom a prospectus is delivered, without charge, upon written or oral request. If exhibits to the documents incorporated by reference into this prospectus are not themselves specifically incorporated by reference in this prospectus, then the exhibits will not be provided.

Requests for any of these documents should be directed to:

Investor Relations

Arbutus Biopharma Corporation

100-8900 Glenlyon Parkway,

Burnaby, BC V5J 5J8

(604) 419-3200